                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549

                                SCHEDULE 13G


                  Under the Securities Exchange Act of 1934
                          (Amendment No. _______)*



                        APACHE MEDICAL SYSTEMS, INC.
--------------------------------------------------------------------------------
                              (Name of Issuer)


                        Common Stock, $.01 par value
--------------------------------------------------------------------------------
                       (Title of Class of Securities)


                                 03746E 10 2
                       ------------------------------
                               (CUSIP Number)





*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

                                  GERALD E. BISBEE, JR.

--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a)      [ ]
                                                                    (b)      [ ]



--------------------------------------------------------------------------------
3      SEC USE ONLY




--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
                                                     UNITED STATES



--------------------------------------------------------------------------------
          NUMBER OF     5   SOLE VOTING POWER
                                                     401,177
           SHARES
                        --------------------------------------------------------
        BENEFICIALLY    6   SHARED VOTING POWER
                                                     0
          OWNED BY
                        --------------------------------------------------------
            EACH        7   SOLE DISPOSITIVE POWER
                                                     401,177
          REPORTING
                        --------------------------------------------------------
           PERSON       8   SHARED DISPOSITIVE POWER
                                                     0
            WITH
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                        401,177


--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]




--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                           5.5%


--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON*

              IN


--------------------------------------------------------------------------------



                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1.

     (a) APACHE Medical Systems, Inc.
     (b) 1650 Tysons Boulevard
         McLean, Virginia 22102

ITEM 2.

     (a) Gerald E. Bisbee, Jr.
     (b) c/o  APACHE Medical Systems, Inc.
         1650 Tysons Boulevard
         McLean, Virginia 22102
     (c) United States
     (d) Common Stock
     (e) 03746E 10 2


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), OR 13d-2(b), CHECK WHETHER THE PERSON FILING IS A:

     Not Applicable.


ITEM 4.   OWNERSHIP

     (a) See response to Number 9 on cover page. Includes 400,177 shares issuable upon exercise of vested options and options that will vest within 60 days.
     (b)      See response to Number 11 on cover page.
     (c)(i)   See response to Number 5 on cover page.
     (c)(ii)  See response to Number 6 on cover page.
     (c)(iii) See response to Number 7 on cover page.
     (c)(iv)  See response to Number 8 on cover page.


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      Not Applicable.


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

      Not Applicable.


ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable.


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable.


ITEM 10.  CERTIFICATION

      Not Applicable.




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                               February 7, 1997
                                      -----------------------------------
                                                     Date


                                          /s/ Gerald E. Bisbee, Jr.
                                      -----------------------------------
                                                  Signature


                                            Gerald E. Bisbee, Jr.
                                      -----------------------------------
                                                     Name